As filed with the Securities and             Securities Act File No. 333-21169
Exchange Commission                  Investment Company Act File No. 811-04980
on March 26, 1997
==============================================================================


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933           [ ]
  Pre-Effective Amendment No.                                     [ ]
  Post-Effective Amendment No. 1                                  [X]
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940   [ ]
  Amendment No.                                                   [ ]

--------------------------------------------------------------------------------
Exact Name of Registrant as Specified in Charter
         TCW Convertible Securities Fund, Inc.
--------------------------------------------------------------------------------
Address of Principal Executive Offices (Number, Street, City, State, Zip Code)
         865 South Figueroa Street, Los Angeles, CA 90017
--------------------------------------------------------------------------------
Registrant's Telephone Number, including Area Code
         (213) 244-0000
--------------------------------------------------------------------------------
Name and Address (Number, Street, City, State, Zip Code) of Agent for Service
         Philip K. Holl, Secretary
         865 South Figueroa Street, Los Angeles, CA 90017
--------------------------------------------------------------------------------
Approximate Date of Proposed Public Offering:
         As soon as practicable after the effective date of this Registration Statement.
--------------------------------------------------------------------------------

[X] This form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act and the Securities Act registration statement number of the earlier effective registration statement for the same offering is 333-21169 and the contents of such earlier registration statements are incorporated by reference.

       CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933
       ----------------------------------------------------------------

                                                                  Proposed                 Proposed
                                                                  Maximum                  Maximum                  Amount of
Title of Securities                   Amount Being             Offering Price             Aggregate                Registration
Being Registered                       Registered               Per Unit/*/             Offering Price                 Fee
----------------                       ----------               -----------             --------------                 ---
Common Stock,                        17,433 Shares               $9.0625                 $157,987                    $100.00
$0.01 par value

---------------------
   /*/ Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(C), on the basis of $9.0625 per share, based on the average of the high and low prices reported on the consolidated reporting system on March 24, 1997.

    Pursuant to the requirements of the Securities Act of 1933 and Investment Company Act of 1940, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Los Angeles, and the State of California, on the 25th day of March, 1997.

TCW CONVERTIBLE SECURITIES FUND, INC.


                               By: /s/ Ronald E. Robison
                                   ----------------------------
                                       Ronald E. Robison
                                       Senior Vice President


          Pursuant to the requirements of the Securities Act of 1933, this Amendment to registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                 Title                     Date
---------                                 -----                     ----

/s/ Ernest O. Ellison*            President and Director       March 25, 1997
---------------------------     (Chief Executive Officer)
Ernest O. Ellison

/s/ David K. Sandie           Treasurer (Principal Financial   March 25, 1997
---------------------------          Officer and Principal
David K. Sandie                       Accounting Officer)


s/ Norman Barker, Jr.*                   Director              March 25, 1997
---------------------------
Norman Barker, Jr.

/s/ Richard W. Call*                     Director              March 25, 1997
---------------------------
Richard W. Call

/s/ Edmund W. Clarke*                    Director              March 25, 1997
---------------------------
Edmund W. Clarke

/sl Coleman W. Morton*                   Director              March 25, 1997
---------------------------
Coleman W. Morton

/s/ Charles A. Parker*                   Director              March 25, 1997
---------------------------
Charles A. Parker

/s/ Lawrence J. Sheehan*                 Director              March 25, 1997
---------------------------
Lawrence J. Sheehan

/s/ Robert G. Sims*                      Director             March 25, 1997
------------------
Robert G. Sims

 By /s/ Ronald E. Robison                                     March 25, 1997
    ---------------------
      Ronald E. Robison
      Attorney-in-Fact

                                 EXHIBIT INDEX


  Exhibit
    No.                    Description
  --------                 -----------

   l.                    Opinion of Counsel

   o. Powers of Attorney of Messrs. Ellison, Barker, Call, Clarke, Morton, Parker, Sheehan and Sims

                                                                       Exhibit l


                           TCW FUNDS MANAGEMENT, INC.
                       865 S. FIGUEROA STREET, SUITE 1800
                         LOS ANGELES, CALIFORNIA 90017
                            (213) 244-0000 Telephone
                            (213) 244-0645 Facsimile



March 25, 1997



TCW Convertible Securities Fund, Inc.
865 South Figueroa Street
Los Angeles, California 90017

Gentlemen:

          At your request, I have examined the Registration Statement on Form N-2, to be filed by you with the Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 17,433 shares of your Common Stock, $.01 par value (the "Shares"). I am familiar with the proceedings taken and proposed to be taken by you in connection with the authorization, issuance and sale of the Shares.

          Based upon my examination and upon my knowledge of your corporate activities, it is my opinion that, subject to such proceedings as now contemplated being duly taken and completed by you prior to the issuance of the Shares and subject to the issuance of an appropriate order by the Commission declaring the Registration Statement, as amended, effective, the Shares upon issuance for sale as set forth in the Registration Statement, as amended, will constitute validly issued, fully paid and nonassessable shares of your Common Stock.

         I consent to the filing of this opinion as an exhibit to the Registration Statement. I am a member of the Bar of Maryland.

                                 Respectfully submitted,

                                 /s/ Philip K. Holl

                                 Philip K. Holl

                                                                       Exhibit o

                               POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest O. Ellison, Ronald E. Robison, Philip K. Holl and Marie M. Bender, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing in as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



May 22, 1996        /s/ Ernest O. Ellison
                    ---------------------
                    Ernest O. Ellison

                                                                       Exhibit o

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest O. Ellison, Ronald E. Robison, Philip K. Holl and Marie M. Bender, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing in as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



May 22, 1996                       /s/ Norman Barker, Jr.
                                   ----------------------
                                   Norman Barker, Jr.

                                                                       Exhibit o


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest O. Ellison, Ronald E. Robison, Philip K. Holl and Marie M. Bender, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing in as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



May 22, 1996                       /s/ Richard W. Call
                                   -------------------
                                   Richard W. Call

                                                                       Exhibit o


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest O. Ellison, Ronald E. Robison, Philip K. Holl and Marie M. Bender, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing in as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



May 22, 1996                       /s/ Edmund W. Clarke
                                   --------------------
                                   Edmund W. Clarke

                                                                       Exhibit o

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest O. Ellison, Ronald E. Robison, Philip K. Holl and Marie M. Bender, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing in as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



May 22, 1996                       /s/ Coleman W. Morton
                                   ---------------------
                                   Coleman W. Morton

                                                                       Exhibit o


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest O. Ellison, Ronald E. Robison, Philip K. Holl and Marie M. Bender, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing in as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



May 22, 1996                       /s/ Charles A. Parker
                                   ---------------------
                                   Charles A. Parker

                                                                       Exhibit o

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest O. Ellison, Ronald E. Robison, Philip K. Holl and Marie M. Bender, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing in as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



May 22, 1996                       /s/ Lawrence J. Sheehan
                                   -----------------------
                                   Lawrence J. Sheehan

                                                                       Exhibit o

                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest O. Ellison, Ronald E. Robison, Philip K. Holl and Marie M. Bender, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing in as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



May 22, 1996                       /s/ Robert G. Sims
                                   ------------------
                                   Robert G. Sims

                                                                       Exhibit o


                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ernest O. Ellison, Ronald E. Robison, Philip K. Holl and Marie M. Bender, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing in as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



May 22, 1996                       /s/ David K. Sandie
                                   -------------------
                                   David K. Sandie